EXHIBIT F.2

Allen & Overy LLP 1221 Avenue of the Americas
The Republic of Peru Ministry of Economy and Finance Jr. Junín, 319 Lima 1 Peru	New York NY 10020 USA Tel +1 212 610 6300 Fax +1 212 610 6399 Direct line +1 212 610 6320

Our ref 79194-00004 NY:720937.2

September 12, 2005

Dear Ladies and Gentlemen:

We have acted as special United States counsel to the Republic of Peru (Peru) in connection with the offering by Peru of its US$750,000,000 7.35% U.S. Dollar-Denominated Global Notes due 2025 (the Bonds) pursuant to a registration statement (No. 333-122052) (the Registration Statement), as filed with the Securities and Exchange Commission (the Commission) under Schedule B of the Securities Act of 1933, as amended (the Securities Act), the prospectus, dated January 19, 2005 (the Prospectus), filed with the Commission as part of the Registration Statement and the prospectus supplement, dated July 13, 2005 (the Prospectus Supplement), as filed with the Commission pursuant to Rule 424(b)(2) under the Securities Act. The Bonds are being issued in accordance with the provisions of the fiscal agency agreement, dated as of February 6, 2003, between Peru and JPMorgan Chase Bank, National Association, as Fiscal agent, principal paying agent and registrar (the Fiscal Agent), as amended by Amendment No. 1 to the fiscal agency agreement, dated November 21, 2003, and Amendment No. 2 to the fiscal agency agreement, dated October 14, 2004 (the fiscal agency agreement, together with Amendment No. 1 and Amendment No. 2, the Fiscal Agency Agreement).

A. DOCUMENTS

In rendering the opinion expressed below, we have examined the following documents: (i) the Registration Statement, including the Prospectus forming a part thereof, (ii) the Prospectus Supplement, (iii) the Fiscal Agency Agreement, incorporated by reference as an exhibit to the Registration Statement, (iv) the Bonds as executed by Peru, (v) an executed copy of the underwriting agreement dated as of July 13, 2005, between Peru and J.P. Morgan Securities Inc. and UBS Securities LLC (the Underwriting Agreement) and (vi) the certificate of authorization issued by a duly authorized official of Peru pursuant to Section 9(h) of the Underwriting Agreement, dated July 19, 2005.

The agreements, instruments and other documents referred to in the above paragraph are herein referred to as the Relevant Documents.

For purposes of this opinion letter, we have reviewed originals or copies certified or otherwise identified to our satisfaction of such records of Peru and such other instruments and other certificates of public officials, officers

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and representatives of Peru and such other persons as we have deemed appropriate for the purposes of this opinion. As to certain matters of fact material to the opinions expressed herein, we have relied on the representations and statements of fact made in the Relevant Documents and in certificates of public officials of Peru. We have not independently established the facts so relied on.

B. ASSUMPTIONS

In giving this opinion, we have assumed the following, which we have not independently verified or established and on which we express no opinion:

1.	We have assumed the legal capacity of all signatories, the genuineness of all signatures, the conformity to original documents and the completeness of all documents submitted to us as copies or received by us by facsimile or other electronic transmission, and the authenticity and completeness of the originals of such documents and of all documents submitted to us as originals.

2.	We have assumed the certificates and other instruments to which we have referred above were, when made, and remain, accurate and there have been no variations to any such certificates or instruments.

3.	We have assumed that no law other than the Applicable Laws (as defined below) would affect any of the conclusions stated in this opinion.

4.	We have assumed (a) that each party to the Fiscal Agency Agreement and the Bonds is duly organized and validly existing, has the power and authority to execute, deliver and perform the Fiscal Agency Agreement and the Bonds and has taken all action necessary to authorize the execution, delivery and performance of the Fiscal Agency Agreement and the Bonds, (b) that each of the parties has duly executed and delivered the Fiscal Agency Agreement and the Bonds, (c) that, except to the extent we have expressly opined thereon below, the Fiscal Agency Agreement and the Bonds constitute the valid and binding obligations of the parties to them, enforceable against those parties in accordance with their respective terms and (d) that all authorizations, approvals and consents of, and all filings and registrations with, governmental and regulatory authorities and agencies required for the execution, delivery and performance of the Fiscal Agency Agreement and the Bonds have been obtained or made. We have assumed that Peru is not party to any agreement, or subject to any writ or order, that might affect any of our opinions below.

C. LIMITATIONS

Our opinion expressed below is subject to the following limitations:

1.	We are members of the bar of the State of New York and we have not investigated and do not express any opinion as to any laws other than the Applicable Laws. As used in this opinion, the term Applicable Laws refers to the laws of the State of New York and to the federal laws of the United States of America, in each case in effect on the date of this opinion, and to the extent they are normally applicable in relation to transactions of the type provided for in the Relevant Documents, and excluding any law, rule or regulation relating to the securities or “blue sky” laws of any State of the United States, including the State of New York. In particular, in this opinion letter we do not purport to pass on any matters governed by the laws of Peru.

2.	Our opinions do not address (i) the effect on our opinions of laws not addressed by our opinions or (ii) the performance or enforcement of any provision of the Relevant Documents in any jurisdiction other than the State of New York.

D. OPINION

It is our opinion that, assuming the Bonds have been duly authenticated by the Fiscal Agent in accordance with the terms of the Fiscal Agency Agreement and duly delivered to and paid for by the purchasers thereof, the Bonds constitute valid and binding obligations of Peru, enforceable against Peru in accordance with their terms.

E. QUALIFICATIONS

The foregoing opinion is subject to the following comments and qualifications:

1.	Our opinion set out above is subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, preference, equitable subordination, moratorium and other similar laws affecting the rights and remedies of creditors generally and to possible judicial action giving effect to governmental actions or foreign laws affecting creditors’ rights. Our opinion is also subject to the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law, including as may affect the enforceability of obligations of sovereigns. We give no opinion as to the availability of equitable remedies.

2.	The enforceability of provisions in the Fiscal Agency Agreement and the Bonds to the effect that terms may not be waived or modified except in writing may be limited under certain circumstances.

3.	We express no opinion as to the effect of the laws of any jurisdiction in which any of the parties to the Fiscal Agency Agreement and the Bonds are located (other than the State of New York, as the case may be) that limit the interest, fees or other charges such party may impose.

4.	We note that any waiver of immunity on the grounds of sovereignty is subject to the limitations imposed by the United States Foreign Sovereign Immunities Act of 1976, as amended.

5.	We express no opinion as to any provisions in the Bonds or the Fiscal Agency Agreement that relate to the subject matter jurisdiction of the federal courts located in the state of New York to adjudicate any controversy related to or arising under the Fiscal Agency Agreement or the Bonds. Furthermore, despite any waivers contained in the Fiscal Agency Agreement and the Bonds, (i) a U.S. federal court has the power to transfer or dismiss an action on the grounds that the court is an inconvenient forum for that action and (ii) should the submission by Peru to the jurisdiction of the courts of the State of New York pursuant to New York General Obligations Law section 5-1402 be held not to be valid, a court of the State of New York similarly would have the power to transfer or dismiss an action on the grounds that the court is an inconvenient forum for that action.

6.	We note that effective enforcement of a foreign currency claim in the courts of the State of New York or the U.S. federal courts sitting in the State of New York may be limited by requirements that the claim (or a foreign currency judgment in respect of the claim), or a claim with respect to any guarantee of the claim, be converted into U.S. dollars at the rate of exchange prevailing on the date of the judgment or decree by the New York court or U.S. federal court.

7.	We express no opinion as to the enforceability of: (i) any indemnification or contribution provision in the Fiscal Agency Agreement or the Bonds that is contrary to public policy; (ii) any waiver of any applicable defenses, rights of set-off or counterclaims that are not capable of waiver; or (iii) any provision relating to the severability of provisions in the Fiscal Agency Agreement or Bonds.

We hereby consent to the filing of this opinion as an exhibit to Post-Effective Amendment No. 2 to the Registration Statement of Peru and to the references to us under the heading “Validity of the Bonds” in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under the Securities Act or under the rules and regulations of the Commission.

Very truly yours,

/s/ ALLEN & OVERY LLP

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